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                                                                     EXHIBIT 2.1

IN THE UNITED STATES BANKRUPTCY COURT
DISTRICT OF DELAWARE

In re:                              :
                                    :    Case No. 98-661(PJW)
PORTACOM WIRELESS, INC.,            :
                                    :    Chapter 11
                    Debtor.         :


  STIPULATION REGARDING MOTION OF VDC CORPORATION LTD. FOR RECONSIDERATION AND PARTIAL STAY OF CONFIRMATION ORDER PENDING COMPLETION OF FED. R. BANKR. P. 2004
  EXAMINATIONS TO INVESTIGATE GROUNDS FOR POSSIBLE REVOCATION OF CONFIRMATION

     This Stipulation is made and entered into this 20th day of October, 1998, by and among PortaCom Wireless, Inc., ("Debtor"), the Official Committee of Unsecured Creditors of the Debtor ("Committee"), Klehr, Harrison, Harvey, Branzburg & Ellers ("Escrow Agent"), Michael Richards ("Disbursing Agent") and VDC Corporation Ltd. ("VDC").

                                   BACKGROUND
                                   ----------

     A. On March 23, 1998 ("Petition Date"), PortaCom Wireless, Inc. ("Debtor") filed a Voluntary Petition for relief under Chapter 11 of Title 11 of the United States Code ("Code").

     B. The Debtor is in control of its property and is maintaining and managing its business as a debtor-in-possession pursuant to Code (S)(S) 1107 and 1108.

     C. On or about July 24, 1998, the Debtor filed an Amended Plan of Reorganization As Modified ("Amended Plan") and accompanying Disclosure Statement.

     D. By Order dated September 17, 1998 ("Confirmation Date"), this Court confirmed the Amended Plan ("Confirmation Order"). The Amended Plan was confirmed pursuant to Code
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(S) 1129(a) and without objection.

     E. Prior to the commencement of the within bankruptcy case, on September 30, 1997, the Debtor and VDC entered into an agreement to acquire the Debtor's interest in MCC, consisting of 2,000,000 shares of MCC common stock ("MCC Shares") and warrants to purchase 4,000,000 shares of MCC common stock with a strike price of $4.00 per share ("Warrants"), in consideration of VDC's issuance of 5.3 million shares of VDC common stock and up to $700,000 in cash ("1997 Sale Agreement"). The 1997 Sale Agreement was superseded by the Asset Purchase Agreement dated March 23, 1998 ("Asset Purchase Agreement").

     F. The Asset Purchase Agreement, was subsequently amended by two Stipulations and Orders in Lieu of Objection, dated as of April 3, 1998 and April 23, 1998, respectively (collectively, the "Stipulations") and by an Escrow Agreement ("Escrow Agreement"), which provided for an escrow account in the amount of $2,682,000 funded by VDC, subject to adjustment, for the holders of Unsecured Claims against the Debtor.

     G. Pursuant to the Escrow Agreement, VDC has delivered the escrowed funds to the Debtor's special transactional counsel, as Escrow Agent, together with 5,300,000 VDC Shares as provided in the Asset Purchase Agreement.

     H. In addition, pre-petition funding was also provided to the Debtor by VDC, whereby VDC agreed to extend credit and advance funds to the Debtor in an amount not to exceed $700,000. As of the Petition Date, VDC had advanced approximately $370,000 to the Debtor, which sum, together with all accrued interest, costs and other charges constituted the pre-petition indebtedness to VDC ("Pre-Petition Indebtedness").

     I. On or about June 8, 1998, the Debtor and VDC entered into a Memorandum of Understanding ("MOU"), which provided for a procedure for distribution of VDC Shares. The MOU constitutes an amendment to the Asset Purchase Agreement by virtue of the entry of the
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Confirmation Order, to the extent set forth in the Confirmation Order.

     J. Pursuant to (S) 3.3, 7.6 and 7.7 of the MOU, the Debtor is required to retain the VDC Shares delivered from the Escrow Agent until such time as a transfer or other disposition of such shares occurs to the Debtor's creditors and stockholders pursuant to (a) a confirmed plan of reorganization providing for the transfer of the VDC Shares, or (b) an effective Registration Statement in accordance with the provisions of (S) 7.6 of the MOU. Except as provided for in (S)(S) 7.6 and 7.7 and subject to (S) 3.4(h) of the MOU, the VDC Shares were issued in three series, the First Series of 25% of the VDC Shares ("First Series") being transferable immediately upon the Confirmation Date; the Second Series of 25% of the VDC Shares ("Second Series") being transferable six months thereafter; and the Third Series of 50% of the VDC Shares ("Third Series") being transferable on the first anniversary of the Confirmation Date.

     K. VDC filed a motion seeking reconsideration, and a stay, of the Confirmation Order ("Motion") in order to conduct Fed. R. Bankr. P. 2004 examinations of representatives of the Debtor, MCC and others involved in the promotion of the sale to VDC for the purposes of determining whether there are grounds for revocation of confirmation pursuant to Code (S) 1144, in particular, whether principals of the Debtor and others with economic interests in the transaction, made fraudulent representations to induce VDC to enter into the Asset Purchase Agreement, thereby resulting in a Confirmation Order which was procured by fraud. Debtor and the Committee dispute VDC's allegations and filed objections to the Motion.

     L. The parties hereto have entered into this Stipulation in order to resolve the issues raised by VDC, as well as certain other issues and disputes that have arisen in contemplation of implementation of the Plan.

     NOW, THEREFORE, intending to be legally bound hereby, for and in consideration of
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good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, subject to approval by the Court after notice and hearing the parties hereto agree as follows:

     1. The Background section set forth above is incorporated herein as though set forth below at length.

     2. Debtor, the Escrow Agent, as defined above and in the MOU, and Disbursing Agent, as defined above and in the Plan, agree to defer making distributions of VDC Shares, as defined in the Asset Purchase Agreement, to the Class 6 equity holders of Debtor, except in accordance with the terms of this Stipulation and only for the period specified in paragraph 3 hereof, set forth more fully below.

          a. Upon the entry of this Stipulation on the docket of the Debtor's case, or as soon as is reasonably practicable thereafter, the Escrow Agent shall disburse to VDC the Returned Shares, as defined in the MOU, and as calculated below, and to the Disbursing Agent the remainder of the First Series and Second Series.

          b. Of the VDC Shares delivered by the Escrow Agent to the Disbursing Agent in accordance with sub-paragraph a above, the Disbursing Agent shall (i) retain the difference between (I) the sum of the First Series and Second Series delivered by the Escrow Agent and (II) the Returned Shares, as defined in the Plan, and may distribute the same to creditors holding claims in Classes 1 through 5 under the Plan, except as limited hereby; (ii) of the VDC Shares retained by the Disbursing Agent pursuant to clause (i) above, retain 102,320 additional VDC Shares (the "Returned Shares Escrow Shares") in escrow until the Disputed
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Claims that are the subject of the Disputed Claims Reserve under the Plan are allowed or disallowed, in whole or in part, by a Final Order; and (iii) disburse the Returned Shares to VDC in accordance with paragraph 9 below. The Returned Shares Escrow Shares shall consist of VDC Shares in the Second Series referenced in the MOU.

          c. The Disbursing Agent's distributions of VDC Shares as described above shall in all respects, except as specifically described herein, comport with the terms of the Plan and Confirmation Order. The Court shall retain jurisdiction to hear and determine any and all disputes which may arise under or in the implementation of this Stipulation.

     3. None of the Debtor, Committee, Escrow Agent or Disbursing Agent shall file any pleading or otherwise seek to shorten the period of deferral of the distribution of the VDC Shares to Class 6 equity holders under this Stipulation, except to enforce the terms hereof. Notwithstanding anything herein to the contrary, the deferral agreed to hereby shall dissolve and be of no further force or effect as of the 165th day following the entry of the Confirmation Order (the period of deferral shall expire at 5:00 p.m. on March 2, 1998 prevailing Eastern time), unless VDC shall obtain a further order of the Court prior to the 165th day following the Confirmation Date. Debtor and VDC shall cooperate in good faith with respect to VDC's investigation of fraud in connection with the Asset Purchase Agreement, including, without limitation, the scheduling of depositions/examinations and production of documents, which duty of cooperation shall be reciprocal. The Court shall retain jurisdiction to hear and determine any and all discovery/examination disputes.

     4. The Motion shall be and is withdrawn with prejudice. The Confirmation Order in
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all respects shall become and is a Final Order, as defined in the Plan. Debtor,
Escrow Agent and Disbursing Agent are hereby authorized and directed immediately to implement the Plan, except with respect to making disbursements to the Class 6 equity holders of cash or VDC Shares, as provided herein. Nothing herein is intended or shall prejudice or alter the rights of creditors holding claims in Classes 1, 2 and 5 under the Plan and Confirmation Order.

     5. Notwithstanding the withdrawal with prejudice of the Motion, all of VDC's rights, claims, causes of action and remedies as to any and all parties shall be and hereby are reserved, including, without limitation, VDC's remedy of rescission of the Asset Purchase Agreement; and Debtor's rights, claims and causes of action as to any and all parties shall be and hereby are reserved. Notwithstanding anything herein to the contrary, VDC, its successors and assigns, shall not seek to disgorge or otherwise recover from the Debtor, Escrow Agent, Escrowed Funds, Disbursing Agent, reserves or funds maintained by the Disbursing Agent, or creditors of the Debtor's estate funds that are payable or have been paid to and on account of creditors holding Allowed Claims in Classes 1, 2 and 5 under the Plan, or otherwise paid to administrative creditors (it being the express intention of the parties hereto that VDC's remedies would be exercised only against the Second Series and Third Series retained by the Disbursing Agent and to affect an indefeasible distribution to the creditors holding claims in Classes 1, 2 and 5), except that nothing herein shall act to release any claim, action or right of recovery of VDC against individual creditors that are determined to have participated, aided, abetted, assisted or conspired in the alleged fraud. Furthermore, to the extent that the assets of the estate are insufficient to satisfy VDC's claims and any claims with priority over the claims in Class 5, VDC will agree to reduce its claim against the
Debtor accordingly so as prevent the disgorgement of distributions to the
Classes 2 and 5 creditors.
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     6.   Attached hereto and made a part hereof is a schedule of Allowed Claims treated in Classes 2 and 5 under the Plan that are to be paid out of the Escrowed Funds. The Schedule reflects that $1,402,200.00 is payable to the holders of Allowed Claims in Classes 2 and 5. The Schedule further reflects that $714,645.24 is to be reserved under the Plan until the entry of an Order resolving the Debtor's objections to certain claims.

     7. On September 25, 1998, the Escrow Agent disbursed to VDC $192,754.00 on account of a portion of the 60% Credits, as defined in the Plan, due to VDC. From time to time, the Debtor made requests of the Escrow Agent to fund administrative expenses from the Escrowed Funds in the aggregate amount of $82,000. On or about June 8, 1998, the Escrow Agent disbursed to Debtor the sum of $41,412.00, representing the Bar Date Claims and Closing Date Claims, both as defined in the Escrow Agreement. As of October 16, 1998, the Escrow Account, as defined in the Escrow Agreement, contains $2,427,979.72, including principal, interest and other earnings thereon.

     8. The Escrow Agent is hereby authorized and directed forthwith to disburse from the Escrow Account to: (a) Disbursing Agent the sum of $714,645.24 for deposit into the Disputed Claims Reserve Fund, as defined in the Plan; and
(b) VDC the sum of $311,134.48, plus any and all interest and earnings thereon (from time to time when received), plus any other funds existing, remaining or otherwise in the Escrow Account or comprising the Escrowed Funds. The Escrow Agent's obligation to disburse the remainder of the Escrow Account to VDC shall be continuing from time to time so long as such Account continues to earn or accrue income, interest, dividends or other revenues.
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     9.   Pursuant to the Asset Purchase Agreement, certain VDC Shares are to be returned to VDC in connection with the post-closing adjustments. The number of Returned Shares is equal to 159,526 (($1,484,400 - $370,000)/$6.98446 per VDC
Share). The Returned Shares shall comprise VDC Shares in the Second Series, as defined in the MOU.

     10. The Disbursing Agent shall forthwith upon the entry of a Final Order on objections to the allowance in whole or in part of claims treated in Classes 2 and 5 under the Plan, disburse the Returned Shares Escrow Shares and funds from the Disputed Claims Reserve Fund to: (a) the creditor the amount, if any, of such creditor's Allowed Claim; (b) VDC the amount, if any, of such creditor's claim that was disallowed, expunged, or otherwise that has not become an Allowed Claim, plus a corresponding portion of the Returned Shares Escrow Shares (calculated in accordance with the Asset Purchase Agreement); and (c) VDC the balance of the Returned Shares Escrow Shares and the Disputed Claims Reserve Fund after resolution of all Disputed Claims with respect to which the Disputed Claims Reserve Fund was funded, plus any and all interest and earnings thereon (from time to time when received), plus any other funds existing, remaining or otherwise in or comprising the Disputed Claims Reserve Fund. The Disbursing Agent's obligation to disburse the remainder of the Disputed Claims Reserve Fund to VDC shall be continuing from time to time so long as such Fund continues to earn or accrue income, interest, dividends or other revenues.

     11. Pursuant to the Asset Purchase Agreement, one million VDC Shares may immediately be liquidated in order to fund the Plan with respect to the holders of Allowed Claims in Classes 1 through 5 and otherwise pay administrative claims.
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     12.  VDC has filed an application for allowance of an administrative claim in the amount of $18,000.00. No objections have been interposed to the application. The parties hereto consent to the entry of an Order approving the application and allowing to VDC an administrative claim in the amount of $18,000.00. VDC's allowed administrative claim shall be paid in full together with the payment of the Class 1 Allowed Claims under the Plan. Notwithstanding the foregoing, the Debtor and the Committee reserve their respective rights and claims against VDC in connection with the Motion and other acts and omissions of VDC after the date of this Stipulation.

     13. Upon VDC's indefeasible receipt of the funds from the Escrow Agent and Disbursing Agent and the Returned Shares, all as provided for herein, the Pre-Petition Indebtedness shall be forgiven and deemed satisfied.

     14. This Stipulation sets forth the entire agreement of the parties hereto with respect to the subject matter hereof and may be amended only by a writing signed by each party hereto and approved by the Court.

     15. This Stipulation shall inure to and be binding upon the parties hereto and their respective successors and assigns upon approval hereof by an Order of the Court.

     16. Counsel signing this Stipulation on behalf of the parties hereto each represent that they have all the requisite authority to bind their client hereto.
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     17.  This Stipulation may be executed in counterparts.

     IN WITNESSETH WHEREOF, the parties hereto through their duly authorized counsel, have signed this Stipulation the day and year first above written.

                                      PORTACOM WIRELESS, INC.


Dated: Oct. 20, 1998                     /s/ Jeffrey Kurtzman
                                      ------------------------------------------
                                      By:    Jeffrey Kurtzman, Esquire

                                      Special Counsel to PortaCom Wireless, Inc.


                                      VDC CORPORATION LTD.


Dated: Oct. 20, 1998                     /s/ Julianne Hammond
                                      ------------------------------------------
                                      By:    Julianne Hammond, Esquire
                                             Stuart M. Brown, Esquire

                                      Counsel to VDC Corporation Ltd.


                                      OFFICIAL COMMITTEE OF UNSECURED CREDITORS


Dated: Oct. 20, 1998                     /s/ David Fournier
                                      ------------------------------------------
                                      By:    Francis Lawall, Esquire
                                             David Fournier, Esquire

                                      Counsel to Official Committee of Unsecured
                                      Creditors


APPROVED and so ORDERED, ADJUDGED and DECREED, this the day of 20, 1998.

                                         /s/ Peter J. Walsh
                                      ------------------------------------------
                                             Peter J. Walsh,
                                             United States Bankruptcy Judge